Exhibit 4.01

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP GLOBAL MARKETS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1	INITIAL PRINCIPAL AMOUNT
CUSIP 17307D 81 6	REPRESENTED $ 246,000,000
ISIN: US17307D8166	representing 24,600,000 Notes
($10 per Note)

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Enhanced Income Strategy SM

Principal-Protected Notes with Income and Appreciation Potential

Linked to the 2004-5 Dynamic Portfolio IndexSM due May 5, 2010

Citigroup Global Markets Holdings Inc., a New York corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to May 5, 2010 (the “Stated Maturity Date”), hereby promises to pay to CEDE & CO., or its registered assigns, the Maturity Payment (as defined below), on the Stated Maturity Date. This Note will bear quarterly payments of interest (which may be zero), is not subject to any sinking fund, is not subject to redemption at the option of the holder thereof prior to the Stated Maturity Date, and is not subject to the defeasance provisions of the Indenture.

Payment of the Maturity Payment with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of Enhanced Income StrategySM Principal-Protected Notes with Income and Appreciation Potential Linked to the 2004-5 Dynamic Portfolio IndexSM due May 5, 2010 (the “Notes”).

INTEREST

The interest payable on the Notes will vary and may be zero. Interest, if any, will be paid in cash quarterly on each 4th day of each February, May, August and November or, if such day is not a business day, on the next business day, commencing on February 4, 2005 (each such date, an “Interest Payment Date”), except for the final payment, if any, which will be paid on the Stated Maturity Date. The interest on the Notes for any quarter will depend on the allocation of the 2004-5 Dynamic Portfolio Index to the Income 10 Buy-Write Index Portfolio and on the notional income on the Income 10 Buy-Write Index.

The interest payment (“IP”) on the Notes, if any, for any quarterly calculation period will be calculated as follows:

IP =	BWU * BWNIU
10

“BWU” is the number of Income 10 Buy-Write Index units included in the 2004-5 Dynamic Portfolio Index on the last day of the quarterly calculation period.

“BWNIU” is the notional income per unit of the Income 10 Buy-Write Index for that quarterly calculation period.

If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no additional interest will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The commencement dates for the quarterly calculation periods will be the 29th day of each January, April, July and October. Interest will be calculated from, and including, one commencement date to, but excluding, the next commencement date, provided that the final quarterly calculation period will extend to, and include, the fifth Index Business Day prior to the Stated Maturity Date (or the last day of the applicable quarterly calculation period, whichever is earlier). No interest will accrue on the Notes after the fifth Index Business Day before the Stated Maturity Date through the Stated Maturity Date. The Interest Payment Date related to any quarterly calculation period with respect to which interest is paid will be the Interest Payment Date following the last day of the applicable quarterly calculation period or, with respect to the final quarterly calculation period, the Stated Maturity Date. The calculation agent will notify the trustee of the amount of interest payable on or before the second Business Day immediately following the last day of the applicable quarterly calculation period. Interest will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day succeeding the last day of the applicable quarterly calculation period.

If at the close of business on the last day of any quarterly calculation period (except the last quarterly calculation period before the Stated Maturity Date), the calculation agent determines that the value of the 2004-5 Dynamic Portfolio Index (less any notional income on the Income 10 Buy-Write Index) is less than or equal to 105% of the Bond Floor (as defined below), the calculation agent will notionally reinvest the value of any notional income on the Income 10 Buy-Write Index relating to that quarterly calculation period in the Income 10 Buy-Write Index Portfolio at the close of business on the first Index Business Day of the next quarterly calculation period and no interest will be paid on the Notes on the Interest Payment Date relating to that quarterly calculation period.

PAYMENT AT MATURITY

On the Stated Maturity Date, holders of the Notes will receive for each Note the final quarterly interest payment, if any, and the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

The Maturity Payment for each Note equals the sum of the principal amount of $10 per Note plus the Index Return Amount, which may be positive or zero but which will not be negative.

The Index Return Amount will be based on the closing value of the 2004-5 Dynamic Portfolio Index on the fifth Index Business Day before the Stated Maturity Date.

The “Index Return Amount” equals: $10 * Index Return

The “Index Return” equals:

Ending Value – Starting Value

Starting Value

provided that the Index Return will not in any circumstances be less than zero.

The “Starting Value” is 100.00, the initial value of the 2004-5 Dynamic Portfolio Index.

The “Ending Value” will be the closing value of the 2004-5 Dynamic Portfolio Index on the fifth Index Business Day before the Stated Maturity Date.

The determination of the value (including a closing value) of any component of the 2004-5 Dynamic Portfolio Index or of a Reallocation Event (as described below) by the calculation agent in the event any such value is unavailable may be deferred by the calculation agent for up to two consecutive Index Business Days on which a Market Disruption Event is occurring. No reallocation of the value of the 2004-5 Dynamic Portfolio Index will occur on any day the determination of any of the above values is so deferred.

An “Index Business Day” means a day, as determined by the calculation agent, on which the 2004-5 Dynamic Portfolio Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the Income 10 Portfolio on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing value of the 2004-5 Dynamic Portfolio Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes, absent manifest error.

A “Market Disruption Event” means, as determined by the calculation agent in its sole discretion (A) the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange, of accurate price, volume or related information in respect of, (1) stocks which then comprise 20% or more of the value of the Income 10 Portfolio, or (2) any options contracts or futures contracts relating to stocks which then comprise 20% or more of the value of the Income 10 Portfolio, or any options on such futures contracts, or (B) the cancellation or repudiation of any options contracts or futures contracts relating to stocks which then comprise 20% or more of the value of the Income 10 Portfolio on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation, unavailability, cancellation or repudiation is material. For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Income 10 Portfolio is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Income 10 Portfolio will be based on a comparison of the portion of the value of the Income 10 Portfolio attributable to that security relative to the overall value of the Income 10 Portfolio, in each case immediately before that suspension or limitation.

THE 2004-5 DYNAMIC PORTFOLIO INDEX

Based on the value of the 2004-5 Dynamic Portfolio Index on November 22, 2004, the initial allocation to the Income 10 Buy-Write Index Portfolio was targeted to equal 72% of the value of the 2004-5 Dynamic Portfolio Index (the “Target Buy-Write Index Initial Allocation”) and the allocation to the notional bond portfolio was targeted to equal 28% of the value of the 2004-5 Dynamic Portfolio Index (the “Target Bond Portfolio Initial Allocation” and, together with the Target Buy-Write Index Initial Allocation, the “Target Initial Allocation”).

The actual initial allocation to the Income 10 Buy-Write Index Portfolio as well as the actual number of Income 10 Buy-Write Index units represented by such actual allocation will be determined over the three index business days beginning one index business day immediately following November 22, 2004 (the “Initial Allocation Period”), while the actual allocation to the notional bond portfolio, as well as the actual number of notional bond units represented by the actual allocation, will be determined at the end of the first day of the Initial Allocation Period. On November 22, 2004, the initial value of the 2004-5 Dynamic Portfolio Index was allocated to a notional investment bearing interest at the effective overnight Federal Funds Rate. Subject to the provisions of the next paragraph, on the first day of the Initial Allocation Period, the amount of the Federal Funds Rate notional investment (including interest earned on that investment up to such date) was reduced by the Target Bond Portfolio Initial Allocation and a number of notional bond units will be allocated to the 2004-5 Dynamic Portfolio Index equal to (x) such amount, divided by (y) the value of a notional bond unit at the close of business on such day. Subject to the provisions of the next paragraph, on each day of the Initial Allocation Period, the amount of the Federal Funds Rate notional investment (including interest earned on that investment up to such date) will be reduced by one-third of the Target Buy-Write Index Initial Allocation and a number of Income 10 Buy-Write Index units will be allocated to the 2004-5 Dynamic Portfolio Index equal to (a) such amount divided by (b) the value of a Income 10 Buy-Write Index unit at the close of business on such day. Subject to the provisions of the next paragraph, at the close of business on the third day of the Initial Allocation Period, the allocation of the notional investment represented by the 2004-5 Dynamic Portfolio Index to the Income 10 Buy-Write Index Portfolio and the notional bond portfolio will be the actual initial allocation, which may not be the same as the Target Initial Allocation. During the Initial Allocation Period, the amount within the 2004-5 Dynamic Portfolio Index not allocated to the Income Buy-Write Index Portfolio and the notional bond portfolio will continue to be allocated to a notional investment bearing interest at the effective overnight Federal Funds Rate.

If at the beginning of either the second or third day of the Initial Allocation Period the calculation agent had determined that a Reallocation Event had occurred due to (i) a decrease in the Gap Ratio below 15%, (ii) a decline of 10% or more in the value of the Dow Jones Industrial Average during the index business day, or (iii) the value of the 2004-5 Dynamic Portfolio Index falling below 101% of the value of the Bond Floor, the determination of the allocation of the 2004-5 Dynamic Portfolio Index between the Income 10 Buy-Write Index Portfolio and the notional bond portfolio would have been made as described below on pages 8 and 9 of this Note and not as described above.

The value of the 2004-5 Dynamic Portfolio Index (“DPIV”), on any Index Business Day was and will continue to be calculated according to the following formula:

DPIV = BWP + NBP – NPF

“BWP” is the value of the Income 10 Buy-Write Index Portfolio, net of the portion of the 2004-5 Dynamic Portfolio Adjustment Factor allocated to the Income 10 Buy-Write Index Portfolio.

“NBP” is the value of the Notional Bond Portfolio, net of the portion of the Dynamic Portfolio Adjustment Factor allocated to the Notional Bond Portfolio.

“NPF” is the value of notional borrowed funds outstanding under the Notional Participation Facility.

The value of the 2004-5 Dynamic Portfolio Index will include the value of the notional income, if any, removed from the value of the Income 10 Buy-Write Index Portfolio on the last day of a quarterly calculation period only if that notional income is to be notionally reinvested in additional Income 10 Buy-Write Index units at the close of business on the first Index Business Day of the next quarterly calculation period.

The value of the 2004-5 Dynamic Portfolio Index on any day that is not an Index Business Day will equal the value of the 2004-5 Dynamic Portfolio Index on the previous day minus the Dynamic Portfolio Adjustment Factor and the Notional Participation Facility Fee for that day.

The “Income 10 Buy-Write Index Portfolio” will represent notional investments in the Income 10 Buy-Write Index. The value of the Income 10 Buy-Write Index Portfolio will equal the product of (i) the number of Income 10 Buy-Write Index units in the Income 10 Buy-Write Index Portfolio; and (ii) the value of one Income 10 Buy-Write Index unit at that time. The value of one Income 10 Buy-Write Index unit will equal one percent of the value of the Income 10 Buy-Write Index at that time.

The “Notional Bond Portfolio” will represent notional investments in Notional U.S. Treasury Strips or Notional Discount Bonds. The value of the Notional Bond Portfolio at any time will equal the product of (i) the number of bond units in the Notional Bond Portfolio at that time; and (ii) the value of one bond unit at that time.

If the amount allocated to the Income 10 Buy-Write Index Portfolio is greater than zero, each bond unit will comprise one “Notional U.S. Treasury Strip” that: (i) is denominated in U.S. dollars; (ii) has a redemption amount equal to $1.00; (iii) does not pay interest; and (iv) matures on the fifth Index Business Day prior to the Stated Maturity Date. If the Notional Bond Portfolio comprises Notional U.S. Treasury Strips, the value of one bond unit will equal the value of one Notional U.S. Treasury Strip. The value of a Notional U.S. Treasury Strip will be determined by the calculation agent by discounting the notional redemption amount of the strip from the strip’s maturity date by the interpolated U.S. Treasury strip yield for the Notional U.S. Treasury Strips. The interpolated yield will be calculated by performing an interpolation between the yield for the U.S. Treasury strip with a shorter term nearest to the term of the Notional U.S. Treasury Strip and the yield for the U.S. Treasury strip with a longer term nearest to the term of the Notional U.S. Treasury Strip. As a result, the value of a bond unit will change as the value of the Notional U.S. Treasury Strips changes in response to changes in interest rates.

If the amount allocated to the Income 10 Buy-Write Index Portfolio is zero, each bond unit will comprise one “Notional Discount Bond” that: (i) is denominated in U.S. dollars; (ii) has a redemption amount equal to $1.00; (iii) matures on the fifth Index Business Day prior to the Stated Maturity Date; and (iv) pays a coupon at a rate equal to 1.11% per annum daily, calculated on the basis of a 365-day year.

If the Notional Bond Portfolio comprises Notional Discount Bonds, the value of one bond unit will equal the value of one Notional Discount Bond. The value of a Notional Discount Bond will be determined by the calculation agent by discounting the notional redemption amount of the bond from the date of redemption and any remaining notional coupons on the bond until its maturity date from the expected payment dates of the remaining coupons using discount rates equal to the sum of (i) interpolated yields derived from the U.S. dollar swap rate (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated to the maturity date of the bond and the payment dates for each of the remaining coupons; and (ii) 0.08%. The U.S. dollar swap rate is based upon the U.S. Treasury rate plus a credit spread as provided by Bloomberg

Financial Markets or another recognized source selected by the calculation agent on that date. The notional coupons on the Notional Discount Bonds will be reinvested in the Notional Bond Portfolio through the notional purchase of additional bond units at the close of business on each Index Business Day.

If no value of the Notional Bond Portfolio is available on any date because of a Market Disruption Event or otherwise, unless as deferred by the calculation agent as described above, the value of the Notional Bond Portfolio will be the arithmetic mean, as determined by the calculation agent, of the value of the Notional Bond Portfolio obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of the Company’s other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

The “Dynamic Portfolio Adjustment Factor” will accrue daily on the basis of a 365-day year and on any day will equal the product of (1/365) and the sum of (i) 0.71; and (ii) 0.75% (or 0.40% if the allocation to the Income to Buy-Write Index is zero) of the greater of 100 and the value of the 2004-5 Dynamic Portfolio Index at the end of the previous day, after effecting any required reallocation. The Dynamic Portfolio Adjustment Factor will be calculated and subtracted from the Income 10 Buy-Write Index Portfolio and the Notional Bond Portfolio on a pro rata basis at the end of each day after effecting any reallocation on that day, commencing as of November 24, 2004. Subtraction of the Dynamic Portfolio Adjustment Factor will be effected by reducing the number of units in each of the Income 10 Buy-Write Index Portfolio and the Notional Bond Portfolio by the number of Income 10 Buy-Write units and bond units, respectively, of each portfolio with an aggregate value as of the close of business on the previous day equal to each portfolio’s pro rata portion of the Dynamic Portfolio Adjustment Factor.

The “Notional Participation Facility Fee” on any day will equal the product of (i) (1/360); (ii) the Notional Participation Facility Amount at the end of the previous day after any reallocations effected on that day, including any outstanding Notional Participation Facility Fees; and (iii) the effective Federal Funds Rate for that day plus 1.00%. The Notional Participation Facility Fee will accrue daily and will be computed on the basis of a 360-day year. The “Federal Funds Rate” on any day will be the rate for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective)” and if that day is not an Index Business Day, the rate for Federal Funds as published on the previous Index Business Day.

The “Notional Participation Facility Amount” will be calculated at the end of each day prior to any reallocation to the Income 10 Buy-Write Index Portfolio and will equal the sum of (i) notional borrowed funds outstanding under the Notional Participation Facility plus any outstanding Notional Participation Facility Fees and (ii) the Notional Participation Facility Fee for that day.

After November 22, 2004, the allocation of the notional investment represented by the 2004-5 Dynamic Portfolio Index to the Income 10 Buy-Write Index Portfolio and the Notional Bond Portfolio will be modified if a Reallocation Event occurs. Reallocations of the 2004-5 Dynamic Portfolio Index will be effected through the notional purchase and sale of Income 10 Buy-Write Index units and bond units. Reallocations of the 2004-5 Dynamic Portfolio Index may involve the notional purchase and sale of fractional Income 10 Buy-Write Index units and fractional bond units.

A “Reallocation Event” will occur when the ratio (the “Gap Ratio”) of (x) the difference between the value of the 2004-5 Dynamic Portfolio Index and the Bond Floor to (y) the amount of the value of the 2004-5 Dynamic Portfolio Index allocated to the Income 10 Buy-Write Index Portfolio is less than or greater than certain predetermined ratios. The calculation agent will determine whether a Reallocation Event has occurred at the beginning of each Index Business Day up to and including the fifth Index Business Day prior to the Stated Maturity Date. A Reallocation Event will be deemed to have occurred if the Gap Ratio is below 15% or above 25% at the close of business on the previous Index Business Day; provided that during the Initial Allocation Period a Reallocation Event will not be deemed to have occurred if the Gap Ratio is above 25% at the close of business on the previous Index Business Day. For purposes of determining a Reallocation Event, the value of notional call options in the Income 10 Buy-Write Index will be determined using mid-market implied volatility.

If the calculation agent determines that a Reallocation Event has occurred, the calculation agent will determine the Reallocation Percentage (as described below), or the percentage of the 2004-5 Dynamic Portfolio Index’s value that must be allocated to the Income 10 Buy-Write Index Portfolio pursuant to the reallocation methodology. The Reallocation Percentage will be determined on the basis of values at the close of business on the previous Index Business Day. At the close of business on the Index Business Day on which a Reallocation Event has occurred, the calculation agent will reallocate the value of the 2004-5 Dynamic Portfolio Index. Reallocations will involve notional sales and purchases of Income 10 Buy-Write Index units and bond units. The number of Income 10 Buy-Write Index units to be notionally sold or purchased will be determined by the calculation agent at the beginning of each Index Business Day. However, those notional sales or purchases will be effected at the values (as determined by the calculation agent) of Income 10 Buy-Write Index units and bond units at the close of business on the date of reallocation. Any reallocation on the last day of any quarterly calculation period will be effected through the notional purchase or sale of Income 10 Buy-Write Index units at a price that includes the notional income on the Income 10 Buy-Write Index for that quarterly calculation period. Notional purchases of Income 10 Buy-Write Index units will be made at prices that reflect the value of notional call options determined using bid-side implied volatility and notional sales of Income 10 Buy-Write Index units will be made at prices that reflect the value of notional call options determined using offered-side implied volatility.

If the reallocation results in an increased percentage of the value of the 2004-5 Dynamic Portfolio Index allocated to the Income 10 Buy-Write Index Portfolio, the reallocation will involve the notional sale of bond units and the notional purchase of Income 10 Buy-Write Index units with the notional proceeds of the sale. Any purchase of Income 10 Buy-Write Index units that cannot be effected through the sale of bond units will be effected using the Notional Participation Facility. The Notional Participation Facility Amount will be increased by the amount necessary to purchase the Income 10 Buy-Write Index units, subject to the cap on the Notional Participation Facility Amount described above. If the reallocation results in a decreased percentage of the value of the 2004-5 Dynamic Portfolio Index allocated to the Income 10 Buy-Write Index Portfolio, the reallocation will involve the notional sale of Income 10 Buy-Write

Index units. The notional proceeds of this sale will be used first to reduce the Notional Participation Facility Amount to zero and then to make notional purchases of bond units. The number of Income 10 Buy-Write Index units and bond units in the Income 10 Buy-Write Index Portfolio and the Notional Bond Portfolio, respectively, will then be adjusted to reflect the units notionally sold or purchased as a result of the reallocation.

If at any point during an Index Business Day the value of the Dow Jones Industrial Average (“DJIA”) declines from its closing value on the previous Index Business Day by 10% or more, the calculation agent, as soon as reasonably practicable, will determine the Reallocation Percentage and reallocate the value of the 2004-5 Dynamic Portfolio Index so that the percentage of the 2004-5 Dynamic Portfolio Index notionally invested in the Income 10 Buy-Write Index Portfolio is as close as is reasonably practicable to the Reallocation Percentage, as described above. This reallocation will be effected even if the Gap Ratio has not fallen below 15% and therefore no Reallocation Event has occurred. If the value of the DJIA declines from its closing value on the previous Index Business Day by 10% or more, the calculation agent (unless at the beginning of that index business day the value of the 2004-5 Dynamic Portfolio Index is less than 101% of the Bond Floor) will disregard any Reallocation Event that was determined to have occurred at the beginning of that Index Business Day and will not make any reallocations with respect to that earlier determination. In addition, in determining the Reallocation Percentage and in effecting any necessary reallocation, the values of the 2004-5 Dynamic Portfolio Index, the Income 10 Buy-Write Index, the Income 10 Buy-Write Index Portfolio and the Bond Floor will be their values at the time the calculation agent calculates the Reallocation Percentage.

If the value of the 2004-5 Dynamic Portfolio Index is less than 101% of the Bond Floor at the close of business on any Index Business Day, the entire value of the 2004-5 Dynamic Portfolio Index at the close of business on the following Index Business Day will be reallocated to the Notional Bond Portfolio until the Stated Maturity Date, even if at the close of business on that day the value of the 2004-5 Dynamic Portfolio Index is greater than 101% of the Bond Floor. This allocation will be effected through a notional sale of all Income 10 Buy-Write Index units at their value at the close of business on the Index Business Day the reallocation is effected. The notional proceeds from the sale of the Income 10 Buy-Write Index units will be first applied toward reduction of the Notional Participation Facility Amount to zero. All remaining notional proceeds, if any, will be used to purchase notional bond units at their value at the close of business on the Index Business Day on which the reallocation is effected.

The “Gap Ratio” is the ratio of the difference between the value of the 2004-5 Dynamic Portfolio Index and the Bond Floor and the amount of the 2004-5 Dynamic Portfolio Index allocated to the Income 10 Buy-Write Index Portfolio. The Gap Ratio on any Index Business Day will equal:

DPIV – BF

DPIV * BWP

“BF” is the Bond Floor (as described below) as determined by the calculation agent at the close of business on the previous Index Business Day.

“BWP” is the percentage of the value of the 2004-5 Dynamic Portfolio Index allocated to the Income 10 Buy- Write Index Portfolio at the close of business on the previous Index Business Day, net of the 2004-5 Dynamic Portfolio Adjustment Factor for that day.

The Gap Ratio will change in response to changes in the value of the 2004-5 Dynamic Portfolio Index and to changes in interest rates (which affect the level of the Bond Floor and the value of the Notional Bond Portfolio). If the Gap Ratio is below 15%, the calculation agent will decrease the allocation of the 2004-5 Dynamic Portfolio Index to the Income 10 Buy-Write Index Portfolio. If the Gap Ratio is above 25%, the calculation agent will increase the allocation of the 2004-5 Dynamic Portfolio Index to the Income 10 Buy-Write Index Portfolio.

The “Reallocation Percentage” is the percentage of the 2004-5 Dynamic Portfolio Index’s value that must be allocated to the Income 10 Buy-Write Index Portfolio upon the occurrence of a Reallocation Event or after a decline of 10% or more in the value of the DJIA at any point during an Index Business Day from its closing value on the previous Index Business Day. The Reallocation Percentage will equal:

5.00 *	[	PDPIV – BF	]
PDPIV

“PDPIV” is the value of the 2004-5 Dynamic Portfolio Index at the close of business on the previous Index Business Day, net of the Dynamic Portfolio Adjustment Factor for that day.

The Reallocation Percentage cannot be greater than 150% or less than 0%. If the Reallocation Percentage is greater than 100%, the notional borrowed funds necessary to make the notional investment in the Income 10 Buy-Write Index Portfolio in excess of 100% of the value of the 2004-5 Dynamic Portfolio Index will be obtained from the Notional Participation Facility.

The “Bond Floor” equals the sum of the discounted present values of (i) 100; and (ii) the Dynamic Portfolio Adjustment Factor (based upon the amount of Dynamic Portfolio Adjustment Factor calculated when the allocation to the Income 10 Buy-Write Index is zero for the purpose of this computation) for each day through and including the fifth Index Business Day before the Stated Maturity Date on a 2004-5 Dynamic Portfolio Index with a value of 100. The component of the Bond Floor equal to 100 will be discounted from the Stated Maturity Date. The component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor for each day through and including the fifth Index Business Day before the Stated Maturity Date will be discounted from the day that Dynamic Portfolio Adjustment Factor will be calculated and deducted from the value of the 2004-5 Dynamic Portfolio Index. The calculation agent will calculate the discount rate:

•	in respect of the component of the Bond Floor equal to 100, using the interpolated yield derived from the U.S. dollar swap rate curve (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated to the Stated Maturity Date; and

•	in respect of the component of the Bond Floor equal to the value of the Dynamic Portfolio Adjustment Factor on a 2004-5 Dynamic Portfolio Index with a value of 100, using the interpolated yields derived from the U.S. dollar swap rate curve (or U.S. dollar LIBOR rates for maturities of one year or shorter) interpolated based upon the expected timing of the calculation of the Dynamic Portfolio Adjustment Factor plus a credit spread of 0.08%, with such discount rate as provided by Bloomberg Financial Markets or another recognized source selected by the calculation agent on that date.

If no value of the Bond Floor is available on any date because of a Market Disruption Event or otherwise, unless deferred by the calculation agent as described above, the value of the Bond Floor will be the arithmetic mean, as determined by the calculation agent, of the value of the Bond Floor obtained from as many dealers in fixed-income securities (which may include Citigroup Global Markets Inc. or any of the Company’s other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

THE INCOME 10 BUY-WRITE INDEX

The value of the Income 10 Buy-Write Index is calculated at the close of business on each day by Citigroup Global Markets Inc. as calculation agent. The value of the Income 10 Buy-Write Index was set to equal 100.00 on October 28, 2003. The value of the Income 10 Buy-Write Index at the close of business on November 22, 2004, was $95.91.

The value of the Income 10 Buy-Write Index (“BWIV”), on each Index Business Day was determined and will continue to be determined according to the following formula:

BWIV = ITPV – NCOAV + BWNI

“ITPV” is the value of the Income 10 Portfolio.

“NCOAV” is the sum of the values of the notional call options relating to the Underlying Stocks (as defined below).

“BWNI” is the notional income on the Income 10 Buy-Write Index for that quarterly calculation period, which will be calculated according to the following formula:

BWNI = ITNI – BWAF

“ITNI” is the total notional income for all of the Underlying Stocks.

“BWAF” is the Income 10 Buy-Write Adjustment Factor.

The notional income (“NI”) for an Underlying Stock will generally be calculated in accordance with the following formula, except in the circumstances described below:

NI =	PCR	*	[	AD +	CP * (AATY – HADY)	]
4

“PCR” is the Portfolio Composition Ratio (as defined below) for that Underlying Stock.

“AD” is the cash dividends per share in respect of that Underlying Stock during that quarterly calculation period.

“CP” is the Closing Price (as defined below) of that Underlying Stock on the day the notional call option is priced.

“AATY” is the adjusted annual target yield, obtained by increasing the annual target yield (“ATY”) of 10% on the Income 10 Buy-Write Index on the first day of each quarterly calculation period by an amount intended to, but which may or may not, offset the value of the Income 10 Buy-Write Index Adjustment Factor. The adjusted annual target yield will be calculated as follows:

AATY =	(1 + ATY)	– 1
(1 – BWAFP)

“BWAFP” is the Income 10 Buy-Write Adjustment Factor Percentage, which equals 1.65%.

“HADY” is the historical dividend yield on that Underlying Stock on the first day of that quarterly calculation period. The historical dividend yield (as determined by the calculation agent) for each Underlying Stock is calculated by annualizing the last quarterly or semi-annual ordinary dividend (as described below) for which the “ex-dividend” date has occurred (or if the issuer of the Underlying Stock has publicly disclosed that any dividend payable during that quarterly calculation period will be a different amount than such last dividend, the amount publicly disclosed by the issuer), and dividing the result by the Closing Price of that Underlying Stock on the principal U.S. exchange or market at the close of business on the last Index Business Day of the preceding quarterly calculation period.

If the highest strike price bid for any option is less than 105% of the Closing Price of the related Underlying Stock on the day the notional call option is priced, the notional income for that Underlying Stock will be calculated as follows:

NI =	PCR	*	[	AD +	CP * (AATY – HADY)	–	ATQP	]
4

“ATQP” is the difference between the Target Quarterly Premium (as defined below) on the notional call option relating to that Underlying Stock and the actual quarterly premium (“NCOP”), in respect of that notional call option. ATQP will be calculated as follows:

ATQP =	CP * (AATY - HADY)	– NCOP
4

The value of the Income 10 Buy-Write Index on any day that is not an Index Business Day will equal the value of the Income 10 Buy-Write Index on the previous day minus the Income 10 Buy-Write Adjustment Factor for that day.

The value of a cash dividend or distribution will be included in the notional income on the Income 10 Buy-Write Index (and thus the value of the Income 10 Buy-Write Index) at the close of business on the “ex-dividend” date for that dividend or distribution. The value of premiums in respect of notional call options will be included in the notional income on the Income 10 Buy-Write Index (and thus the value of the Income 10 Buy-Write Index) at the close of business on the day on which the notional call option is priced.

The notional income on the Income 10 Buy-Write Index will be removed from the value of the Income 10 Buy-Write Index at the close of business on the last day of the related quarterly calculation period.

The “Income 10 Buy-Write Adjustment Factor” will be calculated and subtracted from the notional income on the Income 10 Buy-Write Index at the end of each day prior to effecting any reallocation that day and will equal:

PBWV * BWAFP * (1/365)

“PBWV” is the value of the Income 10 Buy-Write Index at the end of the preceding day.

“BWAFP” is the Income 10 Buy-Write Adjustment Factor Percentage, which equals 1.65%.

The value of the Income 10 Buy-Write Adjustment Factor for any quarterly calculation period will not exceed the value of the notional income on the Income 10 Buy-Write Index for that quarterly calculation period. The value of the Income 10 Buy-Write Adjustment Factor on any day that is not an Index Business Day will be calculated based on the value of the Income 10 Buy-Write Index on the previous day and will be deducted from the value of the notional income on the Income 10 Buy-Write Index on that day.

If no value (including a closing value) of the Income 10 Buy-Write Index is available on any date because of a Market Disruption Event or otherwise, unless deferred by the calculation agent as described above, the calculation agent will determine the values of the components of the Income 10 Buy-Write Index as follows:

•	the value of any Underlying Stock for which no value is available will be the arithmetic mean, as determined by the calculation agent, of the value of that Underlying Stock obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of the Company’s other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent; and

•	the value of any notional call option related to an Underlying Stock for which no value is available will be the arithmetic mean, as determined by the calculation agent, of the value of that option obtained from as many dealers in options (which may include Citigroup Global Markets Inc. or any of the Company’s other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

CALL OPTIONS

The calculation agent will price notional cash-settled call options relating to shares of each of the Underlying Stocks on a quarterly basis, except in the circumstances described below. Notional call options will be priced on the first Index Business Day of each quarterly calculation period. The notional call options for the first quarterly calculation period were priced on October 29, 2004, the first quarterly calculation period applicable to this Note. The notional call option relating to each Underlying Stock will correlate to the number of shares of that Underlying Stock used to calculate the Income 10 Portfolio on the day the options are priced. Each notional call option will:

•	expire on the last day of the quarterly calculation period;

•	be automatically settled on the last business day before it expires if the Closing Price of the Underlying Stock exceeds the strike price; and

•	have a strike price greater than or equal to 105% of the Closing Price of the Underlying Stock on the day the notional call option is priced.

The strike price of each notional call option will be determined through the bidding process described below. Before seeking bids on the strike price of a notional call option, the calculation agent will determine the “Target Quarterly Premium” for such option, which will equal:

CP * (AATY – HADY)
4

Once the calculation agent has determined the Target Quarterly Premium for a notional call option, it will seek strike prices for that notional call option from as many dealers in options (which may include Citigroup Global Markets Inc. or any of the Company’s other subsidiaries or affiliates), but not exceeding five such dealers, as will make such bid prices available to the calculation agent. The strike price for the notional call option will equal the highest strike price quoted by these dealers and the value of this notional call option and the related Target Quarterly Premium will be included in the value of the Income 10 Buy-Write Index at close of business on the day the notional call option is priced. If the highest strike price bid is less than 105% of the Closing Price of the related Underlying Stock on the day the notional call option is priced, the calculation agent will set the strike price of the notional call option at 105% of the Closing Price of the related Underlying Stock on the day the notional call option is priced and will seek quotations for premiums for the notional call option from as many dealers in options (which may include Citigroup Global Markets Inc. or any of the Company’s other subsidiaries or affiliates), but not exceeding five such dealers, as will make such bid prices available to the calculation agent. The premium for the notional call option will equal the highest premium quoted by these dealers and the value of this notional call option and the related premium will be included in the value of the Income 10 Buy-Write Index at the close of business on the day the notional call option is priced.

In seeking strike prices or premiums from dealers in options in respect of notional call options relating to any of the Underlying Stocks, the calculation agent may reject any strike price or premium that does not meet the requirements for notional call options stated above or that relates to a number of shares of the related Underlying Stock that is different than the number of shares of that Underlying Stock used to calculate the Income 10 Portfolio at the close of business on the Index Business Day prior to the date on which the options are priced.

The “Closing Price” of any Underlying Stock on any date will be (1) if the common stock is listed on a national securities exchange on that date of determination, the last reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the last reported sale price on such exchange is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, the last reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination, or if the last reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on the Nasdaq), the last reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no reported sale price of the principal trading session is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the trading price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of the Company’s other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service.

If during any quarterly calculation period the calculation agent removes one of the Underlying Stocks, all outstanding notional call options in respect of that Underlying Stock will be treated as terminated at the close of business on the day on which the Underlying Stock is removed. At that time, the value of the shares of the removed Underlying Stock, less the value, if any, of the notional call options in respect of that Underlying Stock, will be reallocated to notional investments in shares (or fractional shares) of the remaining Underlying Stocks. The amount allocated to notional investments in respect of each remaining Underlying Stock will be in proportion to the percentage of the value of each remaining Underlying Stock relative to the value of the Income 10 Portfolio (less the value of the removed Underlying Stock) at the close of business on the Index Business Day on which the Underlying Stock is removed. The calculation agent will determine the terms of a new notional call option in respect of each additional share (or fractional share) as described above. The premium on each additional notional call option will be included in the value of the Income 10 Buy-Write Index at the close of business on the day the option is priced and will be included in the notional income on the Income 10 Buy-Write Index for that quarterly calculation period.

The terms of the notional call options will provide for adjustments to reflect the occurrence of a corporate or other similar event affecting an Underlying Stock (including, but not limited to a merger or other corporate combination or a stock split or reverse stock split).

The mark-to-market value of each notional call option (“NCOV”) will be determined by the calculation agent at the close of business on each Index Business Day in accordance with a Black-Scholes option pricing formula:

NCOV = [S * N(d1) * e –(Rd * t)] – [E * N(d2) * e –(Ri * t) ]

“S” is the Closing Price of the related Underlying Stock as of the time the notional call option is valued.

“N” is the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions.

“d1” is	ln (S / E) + [(Ri - Rd) + (s2 / 2)] * t
s * Ö t

“E” is the strike price of the notional call option.

“d2” is d1 – [s * Ö t].

“e” is the constant that is the base of the natural logarithm, which equals approximately 2.71828.

“Rd” is the computed continuously compounded annualized current dividend yield on the related Underlying Stock.

“Ri” is the U.S. dollar interest rate as of the time the notional call option is valued, converted into a continuously compounded rate.

“t” is the time until the expiration of the notional call option as a percentage of one year.

“ln” is the natural logarithm function.

“s” is the implied volatility of the related Underlying Stock (determined by the calculation agent as described below).

At the time the notional call option is priced, the U.S. dollar interest rate will equal the U.S. dollar LIBOR rate as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the calculation agent at that time, based on the time to maturity of that notional call option. During the remaining term of the notional call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the notional call option. If an interest rate for a term identical to the remaining term of the notional call option is not published, the calculation agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the notional call option and the published rate for a longer term nearest to the term of the notional call option. All interest rates will be converted by the calculation agent into a rate compounded on a continuous basis.

The annualized current dividend yield for the Underlying Stock on which the option is priced will be calculated on any Index Business Day by dividing the ordinary dividend or dividends historically paid by the issuer of that Underlying Stock during the most recent period corresponding to the current quarterly calculation period (or if the issuer of the Underlying Stock has publicly disclosed that any dividend payable during the quarterly calculation period in which the notional call option is being priced will be a different amount than the most recent corresponding historical dividend, the amount publicly disclosed by the issuer) by the Closing Price of that Underlying Stock on the principal U.S. exchange or market on that day and annualizing (based on a 365-day year) the result to the end of that quarterly calculation period. The annualized current dividend yield for any stock on which an option is priced will be zero:

•	for the reminder of each quarterly calculation period following the ex-dividend date for that stock corresponding to the final ex-dividend date in the most recent period corresponding to the current quarterly calculation period; and

•	in each quarterly calculation period in which an ordinary dividend has not been payable historically (because the dividend is payable annually, semiannually or otherwise),

in either case, unless and until the issuer of that stock publicly discloses a dividend payable during the reminder of that quarterly calculation period, in which case the annualized current dividend yield will be calculated using the amount publicly disclosed by the issuer.

The implied volatility of a notional call option on any Index Business Day is:

•	when notionally purchasing Income 10 Buy-Write Index units, the bid-side implied volatility;

•	when notionally selling Income 10 Buy-Write Index units, the offered-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the relevant Underlying Stock as determined by the calculation agent by interpolating from the implied volatility surface for the most comparable call options listed on the American Stock Exchange (the “AMEX”), the Chicago Board Options Exchange or the International Securities Exchange (or any successor to any such exchange or any substituted exchange or quotation system to which the listing of comparable call options has temporarily relocated, as determined by the calculation agent) on the relevant Underlying Stock as determined by the calculation agent in accordance with the Cox-Ross-Rubinstein option pricing model, taking into account the nearest strike price and maturity and using the U.S. dollar interest rate and dividend yield determined as described above.

If no value of a notional call option is available on any date because of a Market Disruption Event, because the calculation agent determines that the market for the listed options described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to that Underlying Stock, the size of the open interest in call options with related strike prices and maturities relating to that Underlying Stock and the size of the bid-offer relative to the number of notional options related to that Underlying Stock to be priced on that day in respect of the Notes then outstanding) for the purpose of calculating the implied volatility of any notional call option or otherwise, or if the reported prices for the listed options described above contain or are the result of manifest error, unless deferred by the calculation agent as described below, the value of such notional call option will be the arithmetic mean, as determined by the calculation agent, of the value of such option obtained from as many dealers in options (which may include Citigroup Global Markets Inc. or any of the Company’s other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent.

THE INCOME 10 PORTFOLIO

The “Underlying Stocks” (each an “Underlying Stock”) are the common stocks included in the Income 10 Portfolio from time to time. The “Underlying Issuers” (each an “Underlying Issuer”) are the issuers of the Underlying Stocks.

The Underlying Stocks as of October 28, 2004 are: Altria Group, Inc.; Coca-Cola Company; E.I. du Pont de Nemours and Company; General Electric Company; General Motors Corporation; J.P. Morgan Chase & Co.; Merck & Co. Inc.; Pfizer Inc.; SBC Communications Inc. and Verizon Communications Inc.

The Income 10 Portfolio will be calculated by Citigroup Global Markets Inc. as calculation agent using an equal dollar-weighting methodology designed to ensure that each of the Underlying Stocks is represented in an approximately equal dollar amount in the Income 10 Portfolio as of each annual reconstitution of the Income 10 Portfolio, including the reconstitution that occurred on October 28, 2004.

To create the Income 10 Portfolio, the calculation agent calculated a notional portfolio of the Underlying Stocks representing an investment of $10 in each Underlying Stock at their volume weighted average prices, or VWAP, on October 28, 2003. Accordingly, each underlying stock initially represented 10% of the value of the Income 10 Portfolio.

The VWAP of a common stock for any day is the total value of the shares of that stock traded on that stock’s relevant exchange that day divided by the total number of shares of that stock traded on that stock’s relevant exchange that day. The VWAP of each Underlying Stock for any day will be the price as calculated by Bloomberg Financial Markets using the function “VAP,” or any successor function, and taking into account all trades of that stock between 9:30 a.m. and 4:00 p.m. New York time on that date or if such price is not so calculated by Bloomberg Financial Markets, then as reported by another recognized source selected by the calculation agent on that date.

The value of the Income 10 Portfolio at any time equals the sum of the products of the current trading price for each Underlying Stock and the Portfolio Composition Ratio (as defined below), of that Underlying Stock. Because the notional portfolio used to create the Income 10 Portfolio represented investments of $10 in ten stocks, the initial value of the Income 10 Portfolio on October 28, 2003 was 100.00.

The value of the Income 10 Portfolio at the close of business on November 22, 2004 was $97.03. The value of the Income 10 Portfolio used to calculate the ending value of the 2004-5 Dynamic Portfolio Index will be based on the VWAP of each Underlying Stock on the fifth Index Business Day prior to the Stated Maturity Date.

The “Portfolio Composition Ratio” for each Underlying Stock is the number of shares of that Underlying Stock used to calculate the Income 10 Portfolio.

On each October 28, beginning in 2005, or, if that day is not a Trading Day, on the immediately succeeding Trading Day, the calculation agent will reconstitute the Income 10 Portfolio to include the ten common stocks in the DJIA with the highest annualized dividend yields (calculated as described above) as of the third Trading Day prior to that date. These stocks will be the Underlying Stocks until the next annual rebalancing. If two common stocks in the DJIA have the same annualized dividend yield as of the third Trading Day prior to the reconstitution date, the common stock with the higher free-float market capitalization will be given the higher ranking. If Citigroup Inc. (or any of its affiliates) or any entity organized as a real estate investment trust is one of the ten common stocks in the DJIA with the highest annualized dividend yields as of the third Trading Day prior to the reconstitution date, that common stock will not be included in the Income 10 Portfolio and the calculation agent will instead include the common stock in the DJIA with the highest annualized dividend yield of those stocks not already included in the Income 10 Portfolio.

The calculation agent will include in the Income 10 Portfolio only stocks that meet the following criteria: (1) each Underlying Stock must have a minimum market value of at least $75 million, except that up to 10% of the Underlying Stocks may have a market value of $50 million; (2) each Underlying Stock must have an average monthly trading volume in the preceding six months of not less than 1,000,000 shares, except that up to 10% of the Underlying Stocks may have an average monthly trading volume of 500,000 shares or more in the last six months; (3) 90% of the Income 10 Portfolio’s numerical index value and at least 80% of the total number of Underlying Stocks will meet the then current criteria for standardized option trading set forth in the rules of the AMEX; and (4) all Underlying Stocks will either be listed on the AMEX, the New York Stock Exchange (the “NYSE”), or traded through the facilities of the Nasdaq National Market and reported as National Market System Securities.

After reconstituting the Income 10 Portfolio for the next year, the calculation agent will rebalance the Income 10 Portfolio and set Portfolio Composition Ratios so that each Underlying Stock represents approximately 10% of the value of the Income 10 Portfolio based on the Closing Prices of the Underlying Stocks as of the reconstitution date. This reconstituted and rebalanced portfolio will become the basis for the value of the Income 10 Portfolio on the following Trading Day.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the NYSE, the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

An Underlying Stock will be removed from the Income 10 Portfolio if, at any time, it:

(1) has a market value of less than $50 million;

(2) has an average monthly trading volume in the preceding six months of less than 500,000 shares; or

(3) is not listed on the AMEX, the NYSE, or is not traded through the facilities of the National Association of Securities Dealers Automated Quotation System and is not reported among National Market System Securities.

An Underlying Stock will also be removed if at any time the issuer of that Underlying Stock:

(1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law;

(2) has entered against it by a court having jurisdiction in the premises (x) an order for relief in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (y) an order adjudging it bankrupt or insolvent under such law; or

(3) commences a voluntarily winding up, liquidation, dissolution or other discontinuance of its corporate existence (except in the context of a merger or other acquisition) or consents to the entry of an order for relief in an involuntary case requiring any such action.

If the calculation agent determines that an Underlying Stock must be removed from the Income 10 Portfolio pursuant to the above criteria, the removal of that Underlying Stock will be effected at the close of business on the Index Business Day on which that determination is made.

ADJUSTMENTS TO THE PORTFOLIO COMPOSITION RATIOS

If any notional call option included in the Income 10 Buy-Write Index has a value greater than zero at expiration, the value of that option will be removed from the value of the Income 10 Buy-Write Index at the close of business on the day the option expires. In order to preserve the continuity of the value of the Income 10 Buy-Write Index following any such removal, the value of the related Underlying Stock in the Income 10 Portfolio will at the same time be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the Portfolio Composition Ratio of the related Underlying Stock by an amount that, when multiplied by the Closing Price of the related Underlying Stock on the last Index Business Day of the quarterly calculation period, equals the value of the option at expiration. The Portfolio Composition Ratio for the related Underlying Stock will be reduced by an amount calculated as follows:

PCR	*	(1 –	NCOSP	)
EP

“NCOSP” is the strike price of the notional call option relating to that Underlying Stock.

“EP” is the Closing Price of the related Underlying Stock on the last Index Business Day of that quarterly calculation period.

The reduced Portfolio Composition Ratio will be used to calculate the value of the Income 10 Portfolio on the following Index Business Day.

If any Underlying Issuer, after the closing date of the offering of the Notes:

(1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock;

(2) subdivides or splits the outstanding shares of its common stock into a greater number of shares;

(3) combines the outstanding shares of its common stock into a smaller number of shares; or

(4) issues by reclassification of shares of its common stock any shares of other common stock of the Underlying Issuer;

then, in each of these cases, the Underlying Stock’s Portfolio Composition Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Underlying Issuer, and the denominator of which will be the number of shares of common stock outstanding immediately before the event.

If any Underlying Issuer, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase the common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Portfolio Composition Ratio for that Underlying Stock will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of that issuer’s common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of stock of that issuer offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of that issuer’s common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock of that issuer which the aggregate offering price of the total number of shares of that issuer’s common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Portfolio Composition Ratio for that Underlying Stock will be further adjusted to equal the Portfolio Composition Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

If any Underlying Issuer, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its common stock, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its securities or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Portfolio Composition Ratio for that Underlying Stock will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the Underlying Stock, and the denominator of which will be the Then-Current Market Price of one share of the Underlying Stock, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the Underlying Stock.

Notwithstanding the foregoing, in the event, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, at maturity, each holder of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by the holder multiplied by the fair market value of the capital stock, indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or issued applicable to a number of shares of the Underlying Stock equal to the Portfolio Composition Ratio.

If, after the closing date, any Underlying Issuer makes an Excess Purchase Payment, then the Portfolio Composition Ratio for the Underlying Stock will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the Underlying Stock, and the denominator of which will be the Then-Current Market Price of the Underlying Stock on the record date less the aggregate amount of such Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

For purposes of these adjustments:

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) of all other consideration paid by the Underlying Issuer with respect to one share of its common stock acquired in a tender offer or exchange offer by the Underlying Issuer, over (y) the Then-Current Market Price of the Underlying Stock.

Notwithstanding the foregoing, in the event, with respect to any Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, at maturity, the holders of the Notes will be entitled to receive an additional amount of cash equal to the product of the number of Notes held by the holder multiplied by the sum of the amount of cash plus the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or applied to the acquisition of the Underlying Stock in the tender offer or exchange offer applicable to a number of shares of the Underlying Stock equal to the Portfolio Composition Ratio.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the applicable Underlying Stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Issuer;

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

•	in the case of any Excess Purchase Payment for which the Underlying Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment to any Portfolio Composition Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Issuer, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Portfolio Composition Ratio will be further adjusted to the Portfolio Composition Ratio which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Portfolio Composition Ratio will not be rescinded but will be applied to the new Portfolio Composition Ratio provided for below.

The “Then-Current Market Price” of any Underlying Stock, for the purpose of applying any dilution adjustment, means the average Closing Price of one share of that Underlying Stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date.

The “Ex-Date” with respect to any dividend, distribution or issuance is the first date on which the Underlying Stock trades in the regular way on its principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•	any consolidation or merger of an Underlying Issuer, or any surviving entity or subsequent surviving entity of an Underlying Issuer, with or into another entity, other than a merger or consolidation in which an Underlying Issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of the Underlying Issuer or another issuer;

•	any sale, transfer, lease or conveyance to another corporation of the property of an Underlying Issuer or any successor as an entirety or substantially as an entirety;

•	any statutory exchange of securities of an Underlying Issuer or any successor of an Underlying Issuer with another issuer, other than in connection with a merger or acquisition; or

•	any liquidation, dissolution or winding up of an Underlying Issuer or any successor of an Underlying Issuer;

the value of that Underlying Stock will be calculated by multiplying the then-existing Portfolio Composition Ratio for that Underlying Stock by the Transaction Value. If a Reorganization Event occurs, no adjustment will be made to the Portfolio Composition Ratio of the relevant Underlying Stock.

The “Transaction Value” will be the sum of:

(1) for any cash received in a Reorganization Event, the amount of cash received per Underlying Stock;

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per Underlying Stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final; and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of that Underlying Stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Stated Maturity Date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to any Underlying Stock or to an Underlying Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the calculation agent removes an Underlying Stock from the Income 10 Portfolio, at the close of business on the day the Underlying Stock is removed, the value of the shares of that Underlying Stock in the Income 10 Portfolio, less the value, if any, of any notional call options in respect of that Underlying Stock, will be reallocated to notional investments in shares (or fractional shares) of the remaining Underlying Stocks. The amount allocated to notional investments in respect of each remaining Underlying Stock will be in proportion to the percentage of the value of each remaining Underlying Stock relative to the value of the Income 10 Portfolio (less the value of the removed stock) at the close of business on the Index Business Day on which the Underlying Stock is removed. The Portfolio Composition Ratio of each remaining Underlying Stock will be increased to reflect the number of shares (or fractional shares) that could be purchased at the Closing Price of such remaining Underlying Stock on that Index Business Day.

If at any time Citigroup Inc., on a consolidated basis, is the beneficial owner of 8% or more of any Underlying Stock, the calculation agent will, as soon as practicable, reduce the Portfolio Composition Ratio of that Underlying Stock by the following percentage:

SH(a) – SH(b)
SH(a)

“SH(a)” is the number of shares of stock of that Underlying Issuer held by Citigroup Inc. and its affiliates at the time of the rebalancing.

“SH(b)” is the number of shares representing 7.5% of the outstanding shares of that class of stock (as determined by the calculation agent). References to a class of stock for these purposes will be as made in Section 13(d) of the Securities Exchange Act of 1934, as amended, for purposes of determining beneficial ownership.

The value of the number of shares by which the Underlying Stock’s Portfolio Composition Ratio is reduced will be reallocated equally to notional investments in the other Underlying Stocks. The Portfolio Composition Ratio of each of those stocks will increase by the number of shares that notional investment would purchase at the Underlying Stock’s Closing Price on the Trading Day on which the reallocation is effected.

GENERAL

This Note is one of a duly authorized issue of debt securities of the Company (the “Debt Securities”), issued and to be issued in one or more series under a Senior Debt Indenture, dated as of October 27, 1993, as supplemented by a First Supplemental Indenture, dated as of November 28, 1997, a Second Supplemental Indenture, dated as of July 1, 1999, and as further supplemented from time to time (the “Indenture”), between the Company and The Bank of New York, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. In such case, the amount declared due and payable upon any acceleration permitted by the Indenture will be determined by the calculation agent and will be equal to, with respect to this Note, the Maturity Payment calculated as though the Stated Maturity Date of this Note were the date of early repayment. In case of default at Maturity of this Note, this Note shall bear interest, payable upon demand of the beneficial owners of this Note in accordance with the terms of the Notes, from and after Maturity through the date when payment of such amount has been made or duly provided for, at the rate of 4.75% per annum on the unpaid amount due.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the holders of all Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The holder of this Note may not enforce such holder’s rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company to pay the Maturity Payment with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

By:	/s/ Scott Freidenrich
Name:	Scott Freidenrich
Title:	Executive Vice President and Treasurer

Corporate Seal Attest:

By:	/s/ Douglas C. Turnbull
Name:	Douglas C. Turnbull
Title:	Assistant Secretary

Dated: November 29, 2004

CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Indenture.

The Bank of New York,
as Trustee

By:	/s/ Geovanni Barris
Authorized Signatory